For period ended 12/31/07                                              Series 12
File Number 811-4019

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization took place as of the close of business on July 31, 2006 in which each fund of USAA Investment Trust was reorganized into a newly established corresponding series of USAA Mutual Funds Trust. Because the financial information of each fund of USAA Investment Trust for the period from July 1, 2007 to December 31, 2007 will be included in the Form N-SAR filed by each newly established corresponding series of USAA Mutual Funds Trust for the period ended December 31, 2007, the financial information presented in this Form N-SAR includes only zeroes to avoid duplicative reporting.

A form N-8F has been filed with the SEC to de-register USAA Investment Trust.